                           [LETTERHEAD SACKS & ZWEIG]

                                  May 20, 1996


VIA FACSIMILE & U.S. MAIL
- -------------------------
     556 1227

Mr. Eloy Ellis
Vitafort International Corporation
1800 Avenue of the Stars
Suite 480
Los Angeles, CA 90067

     Re: Issuance of Stock to Sacks & Zweig
         ----------------------------------

Dear Eloy:

     This will confirm my authorization to issue 50,000 shares of Vitafort stock to Lee Sacks instead of Sacks & Zweig. For reference purposes, my social security No. is ###-##-####. Please file the S-8 registration statement in connection with the stock forthwith. We anticipate the delivery of stock by Friday, May 24, 1996.

     Thank you for your kind cooperation in this matter.


                                       Very truly yours,

                                       Sacks & Zweig

                                       /s/ Lee Sacks

                                       Lee Sacks